Exhibit 107

Calculation of Filing Fee Tables

FORM PRE 14A
(Form Type)

CF Acquisition Corp. VIII
(Exact Name of Registrant as Specified in its Charter)

Title of each class of securities to be registered	Aggregate number of securities to which transaction applies	Proposed maximum aggregate value of transaction(2)	Total fee(3)
Common stock, par value $0.0001 per share(1)	23,748,940	$250,788,806	$27,636.93

(1)	Based on the maximum number of 23,748,940 shares of CF Acquisition Corp. VIII common stock being issued in the Business Combination, which is subject to adjustment as described in this proxy statement.

(2)	The proposed maximum aggregate value of the transaction was calculated pursuant to Rule 0-11 of the Exchange Act by multiplying $10.56 (which is the average of the high and low prices of a share of Class A common stock of CF Acquisition Corp. VIII as of February 7, 2023, which was within five (5) business days of this filing), by 23,748,940 (which is the maximum number of shares to be issued under this proxy statement).

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001102.